Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS NEAR RECORD FIRST
QUARTER; SEASONAL OUTLOOK VERY POSITIVE
       Irving, TX — December 21, 2005 — Commercial Metals Company (NYSE: CMC) today reported first quarter net earnings of $69.6 million or $1.14 per diluted share on net sales of $1.6 billion for the quarter ended November 30, 2005. This compares with net earnings of $73.7 million or $1.21 per diluted share for the same period last year on net sales of $1.5 billion, which is the first quarter record.
     The current year quarter included a pre-tax LIFO expense of $21.7 million ($0.23 per diluted share) compared with a LIFO expense of $34.2 million ($0.36 per diluted share) in the prior year quarter. The effective tax rate was 34.9%.
     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “Overall market conditions remained favorable, but more challenging than one year ago. Nonetheless, with our diverse but related businesses, we achieved again outstanding results across four of our five segments. Steel and nonferrous prices were relatively high and shipments especially robust in the United States. All signs point to relatively low inventories at end users and distributors. On the other hand, steel prices weakened in Asia and Europe. Meanwhile, input costs remained high resulting in a higher than expected LIFO expense. The U.S. dollar strengthened moderately, putting some general pressure on dollar denominated selling prices.”
Domestic Mills
     Rabin said, “It was a record first quarter for our Domestic Mills segment. The adjusted operating profit of $64.9 million for the quarter, on net sales of $370 million, exceeded last year’s excellent first quarter by 20%. This year’s result included a pre-tax LIFO expense of $9.7 million (compared with $27.1 million LIFO expense last year) of which $8.2 million applied to the domestic steel mills. Within the segment, quarterly adjusted operating profit for our domestic steel minimills at $60.7 million also was a first quarter record and up 25% from that of a year earlier on the strength of improved margins and strong shipments, which more than offset higher operating costs. Higher rebar prices compensated for lower merchant bar prices. On a year-to-year basis, tonnage melted for the first quarter rose by 4% to 573 thousand tons; tonnage rolled was 522 thousand tons, 4% below last year’s first quarter; and shipments, including billets, increased 14% to 624 thousand tons. Our quarterly average mill selling price (total sales) of $490 per ton was $6 per ton or 1% above last year’s level, and the average selling price for
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(CMC First Quarter Fiscal 2006 — Page 2)
finished goods was up by $12 per ton to $510 per ton. Conversely, the average scrap purchase cost decreased slightly compared with a year ago to $187 per ton. Our metal margin based on scrap utilized increased by $16 per ton to $287 per ton. Utility costs increased by $7.9 million or 46% versus the first quarter last year; electricity costs rose $3.5 million, the result of both increased usage and price per kwh, while natural gas costs were up over $4.4 million due solely to higher prices. Changes in costs for supplies were mixed.
     “The copper tube mill recorded an adjusted operating profit of $4.2 million, about 91% above that of the prior year’s first quarter. Demand from residential and commercial users was relatively steady. First quarter-to-quarter metal spreads improved by 29 cents per pound to 92 cents per pound, despite the sharp rise in the underlying copper scrap price, because of a parallel increase in tube selling prices (for the first time in over a year). Against the same period last year, copper tube production essentially was unchanged at 15.9 million pounds while shipments also were virtually the same at 16.2 million pounds.”
CMCZ
     According to Rabin, “This year’s first quarter’s adjusted operating profit was $1.5 million for CMCZ, the steel minimill and related operations in Poland, compared with an adjusted operating profit of $12.3 million the prior year. Market conditions were considerably weaker than the first quarter of fiscal 2005 with selling prices depressed, especially for billets and wire rod, and with gross margins much lower, partly attributable to major planned maintenance during the quarter. Certainly, infrastructure spending by the Polish government has been slower to develop than we had anticipated. CMCZ generated net sales of PLN 349 million ($107 million) compared with net sales of PLN 436 million the previous year. The average sales price decreased by 22% from the first quarter of fiscal 2005 to PLN 1,304 ($398) per short ton while the average scrap purchase cost decreased by 32% to PLN 569 ($173) per short ton. This year’s metal spread was PLN 631 per ton, which compared with PLN 700 per ton one year ago. For the quarter, melted tons equaled 284 thousand, rolled tons equaled 237 thousand, and shipments totaled 257 thousand tons, including billets. Prior year numbers were 328 thousand tons, 202 thousand tons, and 252 thousand tons. Inventories at November 30, 2005 were nearly half their levels compared to last year.
     “In early December 2005, we announced that Ludovit Gajdos succeeded Marek Rozga as President of the Management Board of CMCZ. Mr. Gajdos has been a member of the Management Board since acquisition. Start up of the strategically important 8,000 hp mega-shredder situated at the mill is expected mid-January 2006. We are scheduled to complete installation of our initial rebar fabrication operation in Poland by May 2006, also at the mill site, as we further implement our vertical integration in that market.”
Domestic Fabrication
     Rabin continued, “The adjusted operating profit of $18.2 million for the Domestic Fabrication segment on net sales of $401 million compares with an adjusted operating profit of $21.3 million the previous year’s quarter under increasingly favorable market conditions. This year included a $13.9 million LIFO expense (compared with a $4.6 million expense last year). Among our product areas — rebar fabrication, construction-related products (CRP), steel post plants, steel joist manufacturing, structural steel fabrication, and heat treating — most showed improved profits and benefited from strong selling prices and shipping
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(CMC First Quarter Fiscal 2006 — Page 3)
levels. Shipments from our fabrication plants totaled 364 thousand tons, 11% above the prior year’s first quarter, although specific product lines were mixed. We were fortunate that the impact of the three hurricanes in the U.S. Gulf was minimal, while the reconstruction efforts will provide additional work.”
Recycling
     Rabin said, “The Recycling segment recorded another very solid quarter on 7% higher net sales dollars ($236 million) in the face of continually volatile ferrous scrap prices and lower stainless steel scrap prices, partially offset by some record-high nonferrous prices (although aluminum and copper scrap markets have moved up less than terminal markets). Adjusted operating profit declined by 30% to $13.8 million compared with $19.8 million in the very strong prior year, mainly because gross margins were significantly below last year. LIFO expense for the quarter was $1.4 million ($2.2 million last year). Profitability was more balanced between ferrous and nonferrous product lines. As ever, we focused on rapid inventory turnover. Versus last year, the average ferrous scrap sales price for the quarter decreased by 11% to $195 per ton, and shipments decreased slightly to 468 thousand tons. The average nonferrous scrap sales price for the quarter was approximately 21% above a year ago while nonferrous shipments were 4% higher at 70 thousand tons. The total volume of scrap processed, including all our processing operations, equaled 839 thousand tons against 828 thousand tons in last year’s first quarter.”
Marketing and Distribution
     Rabin added, “Adjusted operating profit of $23.1 million for the Marketing and Distribution segment represented another outstanding quarter, slightly below last year’s record first quarter, reflecting diverse business across multiple product lines and geographic areas in markets that were more challenging than one year ago. Net sales totaled $685 million, modestly above the prior year, marked by increased sales in North America and Australia, but reduced sales in Europe and Asia. Generally, we were able to maintain good margins. The segment recorded pre-tax LIFO income of $3.3 million (negligible in prior year). The Chinese continued to impact global markets, although exports were restrained by the government in various products. Our carbon steel product sales were down in tonnage but still relatively strong, while our sales of aluminum, copper, brass and stainless steel semis increased significantly. Sales, margins and profits for industrial materials and products continued at near record levels, including traditional and newer items. Our value-added downstream processing businesses, primarily in Australia, continued to generate good profits. The impact of the stronger U.S. dollar and generally softer freight rates was mixed.”
Financial Condition
     Rabin said, “Our financial position remained strong. At quarter end, long-term debt as a percentage of total capitalization was 28%. Our working capital was $876 million and the current ratio was 2.1. Our coverage ratios were strong. Cash flows from operating activities was $72 million.”
Outlook
     Rabin concluded, “Our outlook for the balance of the year remains very positive, although the second quarter typically is our weakest because of the seasonal construction slowdown. Still, the non-residential and non-building construction markets continue to be relatively strong in the United States. Indeed, the overall economic outlook is positive, led by a continuous string of good reports in the U.S. and moderate growth in the Pacific Rim. The outlook for domestic steel mill prices and shipments remains relatively
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(CMC First Quarter Fiscal 2006 — Page 4)
strong, while these same factors for CMCZ are much less favorable. The biggest uncertainty for our global steel markets continues to be overproduction in China, Brazil and Turkey, possibly leading to excessive exports, although we still believe the Chinese Central Government will constrain China’s steel exports. We are cautiously optimistic for the copper tube mill results. Domestic Fabrication segment prices have risen and order books remain robust. Ferrous and nonferrous scrap prices remain high, especially the latter, but we can anticipate extraordinary volatility with the likelihood that the average ferrous scrap price will be down in the second quarter of fiscal 2006. Marketing and Distribution shipments and orders continue at a very healthy level. We anticipate second quarter LIFO diluted net earnings per share between $0.85 and $1.05, still strong compared to $0.91 last year, but lower than the first quarter.
     “We then expect earnings to reaccelerate in the second half of fiscal 2006, especially since the private and public non-residential construction outlook in the United States has improved further, and the highway program should be vibrant.”
     CMC invites you to listen to a live broadcast of its first quarter 2006 conference call on Wednesday, December 21, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, Murray McClean, Executive Vice President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
     Paragraphs seven, eight and twelve (Outlook) of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, currency valuation, production rates, insurance recoveries, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “outlook,” “projected,” “forecast,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
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(CMC First Quarter Fiscal 2006 — Page 5)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended
	11/30/05	11/30/04

Net sales	$1,645,698	$1,529,072

Costs and Expenses:
Cost of goods sold	1,424,730	1,296,108
Selling, general and administrative expenses	106,734	109,805
Interest expense	6,924	7,301

	1,538,388	1,413,214

Earnings Before Income Taxes and Minority Interests	107,310	115,858

Income Taxes	37,441	39,275

Earnings Before Minority Interests	69,869	76,583

Minority Interests	245	2,858

Net Earnings	$69,624	$73,725

Basic earnings per share	$1.20	$1.26
Diluted earnings per share	$1.14	$1.21
Cash dividends per share	$0.06	$0.05
Average basic shares outstanding	57,967,808	58,705,386
Average diluted shares outstanding	61,053,440	60,922,106
BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/05	11/30/04

Net Sales:
Domestic Mills	$369,779	$315,762
CMCZ	107,332	123,114
Domestic Fabrication	400,523	326,640
Recycling	236,399	220,470
Marketing and Distribution	684,558	680,595
Corporate and Eliminations	(152,893)	(137,509)

Total Net Sales	$1,645,698	$1,529,072

Adjusted Operating Profit (Loss):
Domestic Mills	$64,919	$53,941
CMCZ	1,532	12,315
Domestic Fabrication	18,197	21,334
Recycling	13,834	19,775
Marketing and Distribution	23,055	23,369
Corporate and Eliminations	(6,527)	(6,803)
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(CMC First Quarter Fiscal 2006 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 30,	August 31,
	2005	2005
Assets:
Current Assets:
Cash and cash equivalents	$133,478	$119,404
Accounts receivable, net	813,263	829,192
Inventories	657,965	706,951
Other	46,959	45,370

Total Current Assets	1,651,665	1,700,917

Net Property, Plant and Equipment	515,167	505,584

Goodwill	30,542	30,542

Other Assets	99,077	95,879

	$2,296,451	$2,332,922

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$392,374	$408,342
Accounts payable – documentary letters of credit	103,097	140,986
Accrued expenses and other payables	208,017	293,598
Income taxes payable and deferred income taxes	57,106	40,126
Short-term trade financing arrangements	—	1,667
Current maturities of long-term debt	15,019	7,223

Total Current Liabilities	775,613	891,942

Deferred Income Taxes	45,598	45,629
Other Long-Term Liabilities	66,349	58,627
Long-Term Debt	389,859	386,741

Minority Interests	50,379	50,422

Stockholders’ Equity	968,653	899,561

	$2,296,451	$2,332,922

	Three months ended
(Short Tons in Thousands)	11/30/05	11/30/04

Domestic Steel Mill Rebar Shipments	270	231
Domestic Steel Mill Structural and Other Shipments	354	314
CMCZ Shipments	257	252

Total Mill Tons Shipped	881	797

Average FOB Mill Domestic Selling Price (Total Sales)	$490	$484
Average Domestic Ferrous Scrap Purchase Price	$187	$188
Average FOB Mill CMCZ Selling Price (Total Sales)	$398	$470
Average CMCZ Ferrous Scrap Purchase Price	$173	$239

Fab Plant Rebar Shipments	237	226
Fab Plant Structural, Joist, and Post Shipments	127	102

Total Fabrication Tons Shipped	364	328

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$844	$821

Domestic Scrap Metal Tons Processed and Shipped	839	828
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(CMC First Quarter Fiscal 2006 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended
	11/30/05	11/30/04

Cash Flows From (Used By) Operating Activities:
Net earnings	$69,624	$73,725
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	19,270	19,138
Business interruption insurance recovery	—	(3,900)
Minority interests	245	2,858
Provision for losses on receivables	682	955
Share-based compensation	1,933	—
Net gain on sale of assets and other	(1,032)	(735)
Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	12,102	(46,429)
Accounts receivable sold	—	179
Inventories	47,457	(102,097)
Other assets	(4,559)	1,304
Accounts payable, accrued expenses, other payables and income taxes	(82,481)	(29,768)
Deferred income taxes	650	(15)
Other long-term liabilities	7,772	4,689

Net Cash Flows From (Used By) Operating Activities	71,663	(80,096)

Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(27,105)	(17,215)
Sales of property, plant and equipment	3,108	1,728
Acquisitions of fabrication businesses	(5,117)	(2,950)

Net Cash Used by Investing Activities	(29,114)	(18,437)

Cash Flows From (Used By) Financing Activities:
Increase (decrease) in documentary letters of credit	(37,889)	8,289
Payments on trade financing arrangements	(1,612)	(5,518)
Short-term borrowings, net change	—	14,450
Payments on long-term debt	—	(66)
Proceeds from issuance of long-term debt	11,166	—
Stock issued under incentive and purchase plans	1,663	1,719
Dividends paid	(3,492)	(2,932)
Tax benefits from stock plans	2,043	1,592

Net Cash From (Used By) Financing Activities	(28,121)	17,534

Effect of Exchange Rate Changes on Cash	(354)	1,314

Increase (Decrease) in Cash and Cash Equivalents	14,074	(79,685)
Cash and Cash Equivalents at Beginning of Year	119,404	123,559

Cash and Cash Equivalents at End of Period	$133,478	$43,874

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(CMC First Quarter Fiscal 2006 – Page 8)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.
     For the quarter ended November 30, 2005:

Net earnings	$69,624
Interest expense	6,924
Income taxes	37,441
Depreciation and amortization	19,270

EBITDA	$133,259

EBITDA to interest coverage for the quarter ended November 30, 2005:
     $133,259/6,924 = 19.2
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2005 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$968,653
Long-term debt	389,859
Deferred income taxes	45,598

Total capitalization	$1,404,110
Other Financial Information
Long-term debt to cap ratio as of November 30, 2005:
Debt divided by capitalization
     $389,859/1,404,110 = 27.8%
Total debt to cap plus short-term debt ratio as of November 30, 2005:
     $404,878/(1,404,110 + 15,019) = 28.5%
Current ratio as of November 30, 2005:
Current assets divided by current liabilities
     $ 1,651,665/775,613 = 2.1
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2006-07